ARK INVESTMENT MANAGEMENT LLC

PROXY VOTING POLICY

I.	Introduction

 ARK Investment Management LLC (“Adviser”) has adopted this Proxy Voting Policy (“Policy”) pursuant to Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), Rule 30b1-4 under the Investment Company Act of 1940, as amended, and other fiduciary obligations. The Policy is designed to provide guidance to portfolio managers and others in discharging the Adviser’s proxy voting duty and to ensure that proxies are voted in the best interests of the Adviser’s clients.

II.	Statement of Policy

 It is the Adviser’s policy to vote shares owned by clients that have delegated discretionary proxy voting authority to the Adviser in the best interest of the clients without regard to the interests of the Adviser or other related parties. For purposes of the Policy, the “best interests of clients” shall mean (unless with respect to a particular client, such client has otherwise specified) the clients’ best economic interests over the long term – that is, the common interest that all clients share in seeing the value of a common investment (held by various clients or accounts) increase over time. The Adviser will accept directions from a client to vote the client’s proxies in a manner that may result in such client’s proxies being voted differently than the Adviser might vote proxies of other clients over which the Adviser has full discretionary proxy voting authority. The Adviser believes such client directions should be treated as customized proxy voting guidelines and this Policy does not generally apply to customized proxy voting guidelines.

It is the policy of the Adviser that complete and accurate disclosure concerning its proxy voting policies and procedures and proxy voting records, as required by the Advisers Act, be made available to those clients that have delegated discretionary proxy voting authority to the Adviser. Specific disclosure requirements as to investment company clients, such as the series of ARK ETF Trust, are described in section IV hereof and in compliance policies and procedures for the relevant funds.1

III.	Procedures

 Subject to the procedures set forth below, the Adviser’s portfolio managers maintain responsibility for reviewing all proxies individually and making final decisions based on the merits of each case.

A.	Use of Third Party Proxy Service

 In connection with its responsibilities expressed herein, the Adviser has retained Broadridge Investor Communication Solutions, Inc. (“Proxy Agent”), a third-party service provider, to assist the Adviser in researching and voting proxies for its clients. The Adviser will utilize the research and analytical services, operational implementation and recordkeeping and reporting services provided by Proxy Agent. Proxy Agent will provide research for each proxy and a recommendation as to how to vote on each issue based on the research of a third-party research provider (e.g., Glass, Lewis & Co., LLC) (“Research Provider”) with regard to the individual facts and circumstances of the proxy issue and the Research Provider’s application of its research findings to the Research Provider’s guidelines (“Guidelines”). Adviser will instruct the Proxy Agent to cast votes in accordance with the Research Provider’s recommendations (“Recommendation”) unless otherwise instructed by the Adviser as set forth below.

[1]	See, e.g., the Compliance Manual for ARK ETF Trust, section VI.C.

B.	Review of Recommendations

The Adviser’s portfolio managers (or other designated personnel) have the ultimate responsibility to accept or reject any Recommendation. Consequently, the portfolio managers or other appointed personnel are responsible for understanding and reviewing how proxies are voted for their clients, taking into account this Policy, the Guidelines and the best interest of the clients. A portfolio manager shall override the Recommendation if he/she does not believe that such Recommendation, based on all facts and circumstances, is in the best interests of the clients.

The Adviser may choose not to vote proxies under the following circumstances:

1.	if the effect on the clients’ economic interests or the value of the portfolio holding is indeterminable or insignificant;

2.	if the cost of voting the proxy outweighs the possible benefit; or

3.	if a jurisdiction whose laws or regulations govern the voting of proxies with respect to the portfolio holding impose share blocking restrictions which prevent the Adviser from exercising its voting authority.

If for some other reason proxies are not voted for Clients, the Adviser and/or a third-party will conduct an analysis to review whether the lack of voting would have had a material impact on the outcome of the vote. The Adviser will memorialize the basis for any decision to override a Recommendation or to abstain from voting, including the resolution of any conflicts, as further discussed below.

C.	Addressing Material Conflicts of Interest

 Prior to overriding a Recommendation, the portfolio manager (or other designated personnel) must memorialize the determination by filling out a Proxy Vote Override Form, attached as Exhibit A (or other document containing substantially the same information) and submit it to the Adviser’s Chief Compliance Officer (“CCO”) for determination as to whether a potential material conflict of interest exists between the Adviser and the clients on whose behalf the proxy is to be voted (“Material Conflict”). Portfolio managers have an affirmative duty to disclose any potential Material Conflicts known to them related to a proxy vote. Material Conflicts may exist in situations where the Adviser is called to vote on a proxy involving an issuer or proponent of a proxy proposal regarding the issuer where the Adviser or an affiliated person of the Adviser also:

1.	manages the issuer’s or proponent’s pension plan;

2.	administers the issuer’s or proponent’s employee benefit plan;

3.	provides brokerage, underwriting, insurance or banking services to the issuer or proponent; or

4.	manages money for an employee group.

 Additional Material Conflicts may exist if an executive of the Adviser or its control affiliates is a close relative of, or has a personal or business relationship with:

1.	an executive of the issuer or proponent;

2.	a director of the issuer or proponent;

3.	a person who is a candidate to be a director of the issuer;

4.	a participant in the proxy contest; or

5.	a proponent of a proxy proposal.

 Material Conflicts based on business relationships or dealings of affiliates of the Adviser will only be considered to the extent that the portfolio management area of the Adviser has actual knowledge of such business relationships. Whether a relationship creates a Material Conflict will depend on the facts and circumstances. Even if these parties do not attempt to influence the Adviser with respect to voting, the value of the relationship to the Adviser can create a Material Conflict.

 Material Conflicts may exist when the Adviser manages a separate account, a fund or other collective investment vehicle that invests in affiliated funds. When the Adviser receives proxies in its capacity as a shareholder of an underlying fund, the Adviser will vote in accordance with the Recommendation. If the independent Proxy Agent does not provide a Recommendation, the Adviser then may address the conflict by “echoing” or “mirroring” the vote of the other shareholders in those underlying funds.

 If the CCO determines that there is no potential Material Conflict, the portfolio manager may override the Recommendation and vote the proxy issue as he/she determines is in the best interest of clients. If the CCO determines that there exists or may exist a Material Conflict, the CCO will consider the facts and circumstances of the pending proxy vote and the potential or actual Material Conflict and make a determination as to how to vote the proxy – i.e., whether to permit or deny the override of the Recommendation, or whether to take other action, such as delegating the proxy vote to an independent third party or obtaining voting instructions from clients. In considering the proxy vote and potential Material Conflict, the CCO may consider the following factors:

1.	the percentage of outstanding securities of the issuer held on behalf of clients by the Adviser;

2.	the nature of the relationship of the issuer with the Adviser, its affiliates or its executive officers;

3.	whether there has been any attempt to directly or indirectly influence the portfolio manager’s decision;

4.	whether the direction (for or against) of the proposed vote would appear to benefit the Adviser or a related party; and

5.	whether an objective decision to vote in a certain way will still create a strong appearance of a conflict.

The Adviser may not abstain from voting any such proxy for the purpose of avoiding a potential conflict.

In the event the Research Provider has a conflict and thus, is unable to provide a Recommendation, the portfolio manager will make a voting recommendation and complete a Proxy Vote Override Form. The CCO will review the form and if the CCO determines that there is no potential Material Conflict, the portfolio manager may instruct the Proxy Agent to vote the proxy issue as he/she determines is in the best interest of clients. If the CCO determines that there exists or may exist a Material Conflict, the CCO will make a determination based on a consideration of the factors noted above.

D.	Lending

 The Adviser will monitor upcoming meetings and call stock loans, if applicable, in anticipation of an important vote to be taken among holders of the securities or of the giving or withholding of their consent on a material matter affecting the investment. In determining whether to call stock loans, the relevant portfolio manager(s) shall consider whether the benefit to the client in voting the matter outweighs the benefit to the client in keeping the stock on loan. Currently, the Adviser does not participate in securities lending activities.

IV.	Compliance Monitoring

  The CCO will periodically review Proxy Agent reports of portfolio manager overrides to confirm that proper override and conflict checking procedures were followed.

V.	Client Reporting

A.	General

 The Adviser will provide a copy of this Policy and the Guidelines upon request from a client.

 Each quarter, the Adviser will report to each client any proxy votes involving the client with respect to which the Adviser overrode the Recommendation, and will include a description of the reason for the override and whether such override involved a potential Material Conflict and the participation of the CCO.

 The Adviser will provide any client who makes a written or verbal request with a copy of a report disclosing how the Adviser voted securities held in that client’s portfolio.

B.	Investment Company Clients

 The Adviser will provide a copy of this Policy and the Guidelines, and any material amendments thereto, to the board of directors/trustees of a client that is a registered investment company, including the Board of Trustees of ARK ETF Trust.

With respect to proxies voted on behalf of a client that is a registered investment company, the Adviser will make available via the SEC’s EDGAR Form N-PX report of all proxies voted for such client for each twelve month period from July 1 to June 30 of the following year. The report will generally contain the following information:

1.	the name of the issuer of the security;

2.	the security’s exchange ticker symbol;

3.	the security’s CUSIP number;

4.	the shareholder meeting date;

5.	a brief identification of the matter voted on;

6.	whether the matter was proposed by the issuer or by a security holder;

7.	whether the Adviser cast a vote on the matter;

8.	how the Adviser voted; and

9.	whether the Adviser voted for or against management.

The Adviser will ensure that proper disclosure is made in each registered investment company client’s Statement of Additional Information describing the policies and procedures used to determine how to vote proxies relating to such client’s portfolio securities.

C.	Disclosure to Third Parties

 Since the manner in which the Adviser votes proxies on behalf of its clients may be considered material non-public information, employees may not disclose the Adviser’s actual vote (until voting results are made public) or the Adviser’s voting intentions to any third party (except electronically to regulatory agencies) including, but not limited to, proxy solicitors, non-clients, and the media. The Adviser may communicate with other investors regarding a specific proposal but will not disclose its vote until such time as the subject issuer has publicly disclosed the voting results.

VI.	Recordkeeping

  Either the Adviser or the Proxy Agent, or both, as indicated below, will maintain the following records:

1.	a copy of this Policy (Adviser);

2.	a copy of the Guidelines (both);

3.	a copy of each proxy statement received by the Adviser regarding client securities (Proxy Agent);

4.	a record of each vote cast by the Adviser on behalf of a client (Proxy Agent);

5.	a copy of all documents created by the Adviser that were material to making a decision on the proxy voting (or abstaining from voting) of client securities or that memorialize the basis for that decision including the resolution of any conflict, a copy of all Proxy Vote Override Forms and all supporting documents (Adviser); and

6.	a copy of each written request by a client for information on how the Adviser voted proxies on behalf of the client, as well as a copy of any written response by the Adviser to any request by a client for information on how the Adviser voted proxies on behalf of the client. Records of oral requests for information or oral responses will not be kept. (Adviser)

 Such records must be maintained for at least six years.

Adopted: August 2014

Amended: February 2, 2015

Amended: February 16, 2016

Amended: June 12, 2017

Amended: January 26, 2018

Amended: January 25, 2019

Exhibit A

ARK INVESTMENT MANAGEMENT LLC

Proxy Vote Override Form

Portfolio Manager Requesting Override:

Security Issuer:

CUSIP #:	Security’s exchange ticker symbol:

Total Number of Shares held:	Percentage of outstanding shares held:

Type of accounts holding security:
ETFs/Mutual Funds (name each fund):
Separate Accounts (specify number):

Other (describe):

Shareholder Meeting Date:	Response Deadline:

Brief Description of the Matter to be Voted On:

Proposal Type (check one):

[ ]	Management Proposal

[ ]	Shareholder Proposal (identify proponent:	)

Recommended vote by issuer’s management (check one):	[ ] For	[ ] Against

Recommended vote by Proxy Agent (check one):	[ ] For	[ ] Against	[ ] Abstain

Portfolio manager recommended vote (check one):	[ ] For	[ ] Against	[ ] Abstain

Describe in detail why you believe this override is in the client’s best interest (attach supporting documentation):

Are you aware of any relationship between the issuer, or its officers or directors, and ARK Investment Management LLC (“ARK”) or any of its affiliates?

[ ]	No [ ] Yes (describe below)

Are you aware of any relationship between the issuer, including its officers or directors, and any executive officers of ARK or any of its affiliates?

[ ]	No [ ] Yes (describe below)

Are you aware of any relationship between the proponents of the proxy proposal (if not the issuer) and any executive officers of ARK or any of its affiliates?

[ ]	No [ ] Yes (describe below)

Has anyone (outside of your portfolio management area) contacted you in an attempt to influence your decision to vote this proxy matter?

[ ]	No [ ] Yes

If yes, please describe below who contacted you and on whose behalf, the manner in which you were contacted (such as by phone, by mail, as part of group, individually etc.), the subject matter of the communication and any other relevant information, and attach copies of any written communications.

Are you aware of any facts related to this proxy vote that may present a potential conflict of interest with the interests of the client(s) on whose behalf the proxies are to be voted?

[  ] No [  ] Yes (describe below)

Certification:

The undersigned hereby certifies to the best of his or her knowledge that the above statements are complete and accurate, and that such override is in the client’s best interests without regard to the interests of ARK or any related parties.

Name:	Date:

Title:

Supervisor Concurrence with Override Request:

Name:	Date:

Title:

Compliance Action:

[ ]	Override Approved
[ ]	Override Not Approved

Name:	Date:

Title: